UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 17, 2006

Hibbett Sporting Goods, Inc.

(Exact Name Of Registrant As Specified In Its Charter)

Delaware	000-20969	63-1074067
(State of Incorporation)	(Commission	(IRS Employer
	File Number)	Identification No.)

451 Industrial Lane

Birmingham, Alabama 35211

(Address of principal executive offices)

(205) 942-4292

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Stock Repurchase. On August 17, 2006, the Board of Directors increased its authorization under the Company’s common stock repurchase program by $50.0 million to $150.0 million through February 2, 2008.

Item 2.02. Results of Operations and Financial Condition.

Hibbett Sporting Goods, Inc. released its results of operations for the thirteen-week and twenty-six week periods ended July 29, 2006, in a press release issued on August 17, 2006.

The information in this Item, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that section. It may be incorporated by reference in another filing under the Exchange Act or Securities Act of 1933 if such subsequent filing specifically references this Form 8-K.

Item 7.01. Regulation FD Disclosures.

The information contained in Item 2.02 (including disclaimer) is incorporated by reference into this item 7.01.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

This exhibit is furnished pursuant to Item 2.02 and Item 7.01, respectively and shall not be deemed to be “filed”.

Exhibit No.	Description

99.1	Press Release Dated August 17, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIBBETT SPORTING GOODS, INC.

By:	/s/ Gary A. Smith
Gary A. Smith
Vice President and Chief Financial Officer

August 17, 2006

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release Dated August 17, 2006

EXHIBIT 99.1

Contact:	Gary Smith
Vice-President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS SECOND QUARTER 2007 EARNINGS

•	August Comps Remain Strong
•	Maintains Fiscal 2007 EPS Guidance at $1.08 to $1.12
•	Increases Stock Repurchase Authorization by $50.0 Million

BIRMINGHAM, Ala. (August 17, 2006) – Hibbett Sporting Goods, Inc. (NASDAQ/NGS: HIBB), a sporting goods retailer, today announced results for the second quarter ended July 29, 2006.

Financial Highlights

Net sales for the 13-week period ended July 29, 2006, increased 11.0% to $104.4 million compared with $94.0 million for the 13-week period ended July 30, 2005. Comparable store sales increased 0.6% in the second quarter of fiscal 2007. Net income for the second fiscal quarter decreased 17.3% to $4.0 million compared with $4.9 million in the second fiscal quarter of last year. Earnings per diluted share were $0.12 compared with $0.14 per diluted share in the prior year. As compared to prior year proforma net income of $4.7 million, or $0.14 per diluted share, net income for the second fiscal quarter decreased 14.7% and earnings per diluted share decreased 9.5%.

Net sales for the 26-week period ended July 29, 2006, increased 10.7% to $231.3 million compared with $208.8 million for the 26-week period ended July 30, 2005. Comparable store sales increased 0.4% in the first half of fiscal 2007. Net income for the first half of fiscal 2007 decreased 0.1% to $15.5 million compared with $15.6 million in the first half of fiscal 2006. Earnings per diluted share were $0.47 compared with $0.45 per diluted share in the prior year. As compared to prior year proforma net income of $15.0 million, or $0.43 per diluted share, net income for the first half of fiscal 2007 increased 3.4% and earnings per diluted share increased 8.6%.

Hibbett opened 15 new stores and closed 3 stores during the second quarter, bringing the store base to 572 stores. Hibbett also opened its first store in Arizona in the second quarter giving the Company a presence in 23 states. In fiscal 2007, the Company plans to open approximately 82 to 88 new stores, while closing approximately 10 to 12 stores. For the third quarter, the Company expects to open 20 to 25 stores while closing approximately 2 stores.

Mickey Newsome, Chairman and Chief Executive Officer, stated, "Consistent with our announcement earlier this month, our sales results reflected a shift in sales during the last two weeks of the second quarter into the third quarter that was nearly twice what we expected. The state of Georgia moved its tax-free shopping holidays from late July to early August, while Alabama, Tennessee and Virginia introduced tax-free holidays for the first time in early August.”

"As we move forward into the second half of the year, we are encouraged by the strength of our comparable store sales during the first eighteen days of the third quarter, which are up approximately 12%. Given the importance of the month of August to our business, we believe this performance positions us well for the balance of the quarter. We expect a comparable store sales increase of 2% to 3% for the third quarter as we account for the tougher sales comparisons in the back half of the quarter due to the strong, post-storm sales experienced along the Gulf Coast following Hurricane Katrina last year.”

Proforma net income and related earnings per diluted share for the 13-week and 26-week periods ended July 30, 2005, have been determined utilizing the provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, as reflected in the footnotes to our previously filed financial statements. Comparable store net sales data reflects sales for our Hibbett Sports and Sports Additions stores open through the 13-week and 26-week periods ended July 29, 2006, and corresponding periods of the prior fiscal year.

The per share results reported for all periods presented herein reflect the effect of the three-for-two stock split that was distributed on September 27, 2005, to stockholders of record on September 9, 2005.

Fiscal 2007 Outlook

For the third quarter ending October 28, 2006, the Company expects to report earnings per diluted share of approximately $0.26 to $0.29 (which includes approximately $0.01 of equity award expense per diluted share) and a comparable store sales increase of 2% to 3%. Guidance for fiscal 2007 remains unchanged at approximately $1.08 to $1.12 per diluted share (which includes $0.07 to $0.09 of equity award expense per diluted share) and a comparable store sales increase in the 2% to 3% range.

Stock Repurchase

The Company also announced that the Board of Directors has increased its authorization to repurchase the Company’s common stock by $50.0 million to $150.0 million through February 2, 2008.

During the second quarter, the Company repurchased 0.3 million shares of common stock for a total expenditure of $8.3 million. Since the inception of the program in August 2004, the Company has repurchased 4.0 million shares for a total expenditure of $87.6 million leaving $62.4 million of the total authorization for future stock purchases as of August 17, 2006.

Investor Conference Call and Simulcast

Hibbett Sporting Goods, Inc. will conduct a conference call at 10:00 a.m. EDT on August 18, 2006, to discuss the second quarter results. The number to call for this interactive teleconference is (913) 981-5519. A replay of the conference call will be available until August 25th, by dialing (719) 457-0820 and entering the passcode, 1436743.

The Company will also provide an online Web simulcast and rebroadcast of its fiscal 2007-second quarter conference call. The live broadcast of Hibbett's quarterly conference call will be available online at www.streetevents.com and www.earnings.com on August 18, 2006, beginning at 10:00 a.m. EDT. The online replay will follow shortly after the call and continue through September 8, 2006.

Hibbett Sporting Goods, Inc. operates sporting goods stores in small to mid-sized markets, predominantly in the Sunbelt, Mid-Atlantic and Midwest. The Company's primary store format is Hibbett Sports, a 5,000-square-foot store located in enclosed malls and dominant strip centers.

A WARNING ABOUT FORWARD LOOKING STATEMENTS: Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate. For example, our forward looking statements include statements regarding company growth, store opening and closing plans, sales (including comparable store sales), sale shifts and earnings expectations. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition. For a complete description of these factors, as well as others which could affect our business, you should carefully review the "Risk Factors," "Business," and "MD&A" sections in our Annual Report on Form 10-K filed on April 13, 2006 and our most recent prospectus supplement filed May 2, 2003. In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

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HIBBETT SPORTING GOODS, INC.

Unaudited Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 29,	July 30,	July 29,	July 30,
	2006	2005	2006	2005
Net sales	$104,363	$94,024	$231,277	$208,848
Cost of goods sold, including distribution center and store occupancy costs	71,671	64,442	154,445	139,727
Gross profit	32,692	29,582	76,832	69,121
Store operating, selling and administrative expenses	23,517	19,847	46,827	40,128
Depreciation and amortization	2,750	2,494	5,455	4,948
Operating income	6,425	7,241	24,550	24,045
Interest income, net	111	297	432	616
Income before provision for income taxes	6,536	7,538	24,982	24,661
Provision for income taxes	2,516	2,679	9,439	9,100
Net income	$4,020	$4,859	$15,543	$15,561

Net income per common share:
Basic earnings per share	$0.12	$0.14	$0.48	$0.46
Diluted earnings per share	$0.12	$0.14	$0.47	$0.45

Weighted average shares outstanding:
Basic	32,205	34,206	32,341	34,085
Diluted	32,656	35,135	32,894	34,946

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	July 29,	January 28,
	2006	2006
Assets
Cash and cash equivalents	$4,962	$25,944
Short-term investments	502	13,227
Accounts receivable, net	4,935	4,745
Inventories	131,168	108,862
Prepaid expenses and other	8,345	2,698
Total current assets	149,912	155,476
Property and equipment, net	38,629	37,645
Other assets	3,581	2,708
Total assets	$192,122	$195,829

Liabilities and Stockholders' Investment
Accounts payable	$45,049	$45,929
Accrued expenses	9,549	10,924
Total current liabilities	54,598	56,853
Non-current deferred liabilities	14,744	14,203
Stockholders' investment	122,780	124,773
Total liabilities and stockholders' investment	$192,122	$195,829

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